PROMISSORY NOTE

$328,000.00
Dated: December 30, 2020

FOR VALUE RECEIVED, INFINITE GROUP, INC., a corporation with offices at 175 Sully’s Trail, Suite 202, Pittsford, NY 14534 (the “Borrower”), hereby promises to pay to Donald Reeve, an individual residing at 7 Cross Meadow Lane, Pittsford, NY 14534, (the “Lender”), the principal sum of three hundred twenty-eight thousand Dollars ($328,000.00), plus interest at the annual rate of 6 percent (6%), The interest payments are due quarterly. First payment to be made on April 1, 2021 and every three (3) months thereafter until the note is retired. Principal payments of one hundred thousand dollars ($100,000.00) are to be made on January 1, 2022 and January 1, 2023.

Term:
The term of this note is thirty-six (36) months, due January 1, 2024. The remaining balance of One hundred twenty-eight thousand Dollars ($128,000.00) will be due at that time.

Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount of this Note at any time.

Upon the occurrence of any of the following events of default, the entire indebtedness evidenced by this Note, including expenses of collection, shall immediately become due and payable without further notice, presentation or demand:

(i) The failure to pay an installment within ten (10) days of its due date following the Lender’s written notice of default and demand;

(ii) The bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety (90) days; or the making by Borrower of an assignment for the benefit of creditors;

(iii) The taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof; or

(iv) The assignment of this Note by Borrower, provided, however, that Borrower may assign this Note to any person or entity that controls, is controlled by or is under common control with, Borrower.

No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for herein, shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Lender shall not, without the express prior written consent of Borrower, assign, sell, gift or otherwise transfer this Note to any third party, provided, however, that Lender may assign this Note to any person or entity that controls, is controlled by or is under common control with, Lender without the prior consent of Borrower.

This note and agreement shall be interpreted and construed according to, and governed by, the laws of the State of New York, excluding any laws that might direct the application of the laws of another jurisdiction. All actions or suits in law or equity arising out of or related to this Note and Agreement shall be litigated in Supreme Court Monroe County, New York and shall not be removed.

                             Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorneys’ fees and expenses incurred by Lender.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date set forth above.

INFINITE GROUP, INC.

By: _/s/ James A. Villa__________________
       James A. Villa, CEO

Date: _December 30, 2020_______________

Donald W. Reeve

By: _/s/ Donald W. Reeve_______________
       Donald W. Reeve

Date: __December 30, 2020______________